                            SCHEDULE 14A INFORMATION

                   PROXY STATEMENT PURSUANT TO SECTION 14(A)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:

/ /  Preliminary Proxy Statement                / /  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
/X/  Definitive Proxy Statement

/ /  Definitive Additional Materials

/ /  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                             THE CLOTHESTIME, INC.
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

- --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), or 14a-6(i)(1), or 14a-6(j)(2).

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          --------------------------------------------------------------------
     (2)  Aggregate number of securities to which transaction applies:

          --------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

          --------------------------------------------------------------------
     (4)  Proposed maximum aggregate value of transaction:

          --------------------------------------------------------------------

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

          --------------------------------------------------------------------
     (2)  Form, Schedule or Registration Statement No.:

          --------------------------------------------------------------------
     (3)  Filing Party:

          --------------------------------------------------------------------
     (4)  Date Filed:

          --------------------------------------------------------------------

                              [CLOTHESTIME LOGO]
                             5325 E. HUNTER AVENUE
                           ANAHEIM, CALIFORNIA 92807

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                            ------------------------

     You are invited to attend the Annual Meeting of Stockholders of The Clothestime, Inc. (the "Company") to be held at 2:00 P.M., California time, on Monday, June 19, 1995, at the Company's principal executive offices, located at 5325 E. Hunter Avenue, Anaheim, California 92807 for the following purposes:

          1. To elect one Class I director to the Board of Directors to hold office for a term of three years and until his successor is elected and qualified.

          2. To consider and act upon a proposal to ratify the selection of the accounting firm of KPMG Peat Marwick LLP, independent certified public accountants, as the Company's auditors for the fiscal year ending January 27, 1996.

          3. To transact such other business as may properly come before the meeting or any adjournment thereof.

     The Board of Directors nominates George Foos as the nominee for election to the Board of Directors as a Class I director.

     The Board of Directors has fixed the close of business on April 26, 1995, as the record date for the determination of stockholders entitled to notice of, and to vote at, the meeting.

     EACH STOCKHOLDER IS CORDIALLY INVITED TO BE PRESENT AND TO VOTE AT THIS ANNUAL MEETING IN PERSON. STOCKHOLDERS ARE REQUESTED TO SIGN, DATE AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED POSTAGE PAID AND ADDRESSED ENVELOPE, WHETHER OR NOT THEY EXPECT TO ATTEND. IN THE EVENT A STOCKHOLDER WHO HAS RETURNED A SIGNED PROXY ELECTS TO ATTEND THE ANNUAL MEETING AND VOTE IN PERSON, THE STOCKHOLDER WILL BE ENTITLED TO VOTE.

                                          By Order of the Board of Directors,

                                          /s/ DAVID A. SEJPAL
                                          ------------------------------------
                                          David A. Sejpal
                                          Secretary

Anaheim, California
May 15, 1995

                              [CLOTHESTIME LOGO]
                             5325 E. HUNTER AVENUE
                           ANAHEIM, CALIFORNIA 92807

                                PROXY STATEMENT

                            ------------------------

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of The Clothestime, Inc. (the "Company") to be voted at the Annual Meeting of Stockholders of the Company to be held on Monday, June 19, 1995, at the Company's principal executive offices, located at 5325 E. Hunter Avenue, Anaheim, California 92807, at 2:00 P.M., California time, and at any adjournments thereof (the "Annual Meeting"), for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders and described herein. The approximate date on which this Proxy Statement and the enclosed form of proxy are first being sent or given to stockholders is May 15, 1995.

                   VOTING RIGHTS AND SOLICITATION OF PROXIES

     The Board of Directors of the Company (the "Board of Directors" or the "Board") has fixed the close of business on April 26, 1995, as the record date for the determination of stockholders entitled to receive notice of, and to vote at, the Annual Meeting (the "Record Date"). The only outstanding class of stock of the Company is its common stock, par value $.001 per share ("Common Stock"), and, at the Record Date, 14,185,429 shares were outstanding and 565,000 shares were held as Treasury Shares. Each share of Common Stock, excluding Treasury Shares, entitles the record holder on the Record Date to one vote on all matters. With respect to the election of directors only (Proposal 1), stockholders may vote in favor of the nominee or withhold their votes as to the nominee.

     The Bylaws of the Company set forth certain procedures relating to the nomination of directors (the "Nomination Bylaw") and no person shall be eligible for election as a director unless nominated in accordance with the provisions of the Nomination Bylaw.

     Nominations of persons for election to the Board of Directors may be made by (i) the Board of Directors or a committee appointed by the Board of Directors or (ii) any stockholder who is a stockholder of record at the time of giving the notice provided for in the Nomination Bylaw, who shall be entitled to vote for the election of directors at the meeting and who complies with the notice procedures set forth in the Nomination Bylaw.

     Nominations by stockholders shall be made pursuant to timely notice in proper written form to the Secretary of the Company. To be timely, a stockholder's notice shall be delivered to or mailed and received at the principal executive offices of the Company (i) in the case of an annual meeting, not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year's annual meeting; provided, however, that in the event that the date of the annual meeting is changed by more than 30 days from such anniversary date, notice by the stockholder to be timely must be so received not later than the close of business on the 10th day following the day on which public announcement is first made of the date of the meeting, and (ii) in the case of a special meeting at which directors are to be elected, not later than the close of business on the 10th day following the day on which public announcement is first made of the date of the meeting. To be in proper written form, such stockholder's notice shall set forth or include (i) the name and address, as they appear on the Company's books, of the stockholder giving the notice and of the beneficial owner, if any, on whose behalf the nomination is made; (ii) a representation that the stockholder giving the notice is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (iii) the class and number of shares of stock of the Company owned beneficially and of record by the stockholder giving the notice and by the beneficial owner, if any, on whose behalf the nomination is made; (iv) a description of all arrangements or understandings between or among any of (A) the stockholder giving the notice, (B) the beneficial owner on whose behalf the notice is given,
(C) each nominee, and (D) any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder giving the notice; (v) such other information regarding each nominee proposed by the stockholder giving the notice as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission had the nominee been nominated, or intended to be nominated, by the Board of Directors; and (vi) the signed consent of each nominee to serve as a director of the Company if so elected. At the request of the Board of Directors, any person nominated by the Board of Directors for election as a Director shall furnish to the Secretary of the Company that information required to be set forth in a stockholder's notice of nomination which pertains to the nominee. The presiding officer of the meeting for election of directors shall, if the facts warrant, determine that a nomination was not made in accordance with the procedures prescribed by the Nomination Bylaw, and if he should so determine, he shall so declare to the meeting and the defective nomination shall be disregarded. Notwithstanding the foregoing provision, a stockholder shall also comply with all applicable requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder with respect to the matters set forth in the Nomination Bylaw.

     Any stockholder giving a proxy has the power to revoke the proxy prior to its exercise. A proxy may be revoked (i) by delivering to the Secretary of the Company, David A. Sejpal, at or prior to the Annual Meeting, an instrument of revocation or a duly executed proxy bearing a date or time later than the date or time of the proxy being revoked or (ii) at the Annual Meeting if the stockholder is present and elects to vote in person. Mere attendance at the Annual Meeting will not serve to revoke a proxy.

     All proxies received and not revoked will be voted as directed. If no directions are specified, such proxies will be voted "FOR" (i) election of the Board's nominee for a Class I director and (ii) ratification of the selection of KPMG Peat Marwick LLP, independent certified public accountants, as the Company's auditors for the fiscal year ending January 27, 1996 ("Fiscal 1995"). As to any other business which may properly come before the Annual Meeting, the persons named in such proxies will vote in accordance with their best judgment, although the Company does not presently know of any other such business.

     A majority of the outstanding shares of Common Stock entitled to vote must be represented in person or by proxy at the Annual Meeting in order to constitute a quorum for the transaction of business. Abstentions and non-votes will be counted for purposes of determining the existence of a quorum at the Annual Meeting. A candidate for election as a director will be elected by the affirmative vote of a plurality of the shares of Common Stock present in person or by proxy, entitled to vote and actually voting at the Annual Meeting. The affirmative vote of a majority of the shares of Common Stock present in person or by proxy, entitled to vote and actually voting on each of the proposals (other than the election of directors) is required for the adoption or ratification of each proposal. Abstentions will be counted as votes against any of the proposals as to which a stockholder abstains, but non-votes will have no effect on the voting with respect to any proposal as to which there is a non-vote. A non-vote may occur when a nominee holding shares of Common Stock for a beneficial owner does not vote on a proposal because such nominee does not have discretionary voting power and has not received instructions from the beneficial owner.

     The expenses of soliciting proxies for the Annual Meeting are to be paid by the Company. Solicitation of proxies may be made by means of personal calls upon, or telephonic or telegraphic communications with, stockholders or their personal representatives by directors, officers and employees of the Company who will not be specially compensated for such services. The Company will utilize the services of Morrow & Co. to assist in the solicitation of proxies in connection with this Proxy Statement and such firm will receive a fee estimated to be $4,000 and will be reimbursed for out-of-pocket expenses. Although there is no formal agreement to do so, the Company may reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding this Proxy Statement to stockholders whose Common Stock is held of record by such entities.

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                             OWNERS AND MANAGEMENT

     The following table contains certain information as of the Record Date regarding all persons who, to the knowledge of the Company, were the beneficial owners of more than 5% of the outstanding shares of Common Stock, each of the directors of the Company, the nominee for director, each of the executive officers named in the Summary Compensation Table set forth herein under the caption "Compensation of Executive Officers" and all directors and executive officers as a group. The persons named hold sole voting and investment power with respect to the shares shown opposite their respective names, unless otherwise indicated. The information with respect to each person specified is as supplied or confirmed by such person or based upon statements filed with the Securities and Exchange Commission (the "SEC").

                                                                   AMOUNT AND NATURE
                                                                     OF BENEFICIAL     PERCENT OF
                              NAME                                  OWNERSHIP(1)(2)    CLASS(1)(2)
- -----------------------------------------------------------------  -----------------   -----------
Quest Advisory Corp./Quest Management Company(3).................        799,850            5.6%
Wellington Management Company(4).................................        807,000            5.7%
Raymond A. DeAngelo(5)(6)(7)(8)..................................      1,223,800            8.3%
Class I Director/Nominee:
  George Foos(9).................................................         43,500              *
Class I Director:
  August DeAngelo(5)(10).........................................        395,133            2.8%
Class II Directors:
  Norman Abramson(9).............................................        236,475            1.6%
  Herman D. Epstein(9)...........................................          9,999              *
Class III Directors:
  John Ortega II(11)(12).........................................      2,472,933           16.9%
  David A. Sejpal(9).............................................        108,800              *
Barry Grosser(9).................................................         35,600              *
Jeffrey R. Dake(9)...............................................         59,100              *
All directors and executive officers as a group (9
  persons)(13)...................................................      3,361,540           22.1%

- ---------------

  *  less than 1%

 (1) Subject to applicable community property and similar statutes.

 (2) Includes (a) shares beneficially owned, whether directly or indirectly, individually or together with associates, and (b) shares of which beneficial ownership may be acquired within 60 days of the Record Date by exercise of stock options ("Stock Option Shares").

 (3) Quest Advisory Corp. ("Quest"), Quest Management Company ("QMC") and Charles M. Royce, 1414 Avenue of the Americas, New York, New York 10019, filed a joint Schedule 13G with the SEC on or about January 25, 1995. Mr. Royce may be deemed to be a controlling person of Quest and QMC, and as such may be deemed to beneficially own the shares of the Company beneficially owned by Quest and QMC. Quest has sole voting and dispositive power over 727,550 shares, and QMC has sole voting and dispositive power over 72,300 shares. Mr. Royce does not own any shares other than the shares owned by Quest and QMC and disclaims beneficial ownership of the shares held by Quest and QMC.

 (4) Wellington Management Company ("WMC"), 75 State Street, Boston, Massachusetts 02109, filed a Schedule 13G with the SEC on or about January 24, 1995 on behalf of numerous investment advisory clients of Wellington Trust Company, N.A., a wholly-owned subsidiary of WMC, who own the 807,000 shares. WMC, in its capacity as investment advisor, may be deemed beneficial owner of the shares. WMC has shared voting and dispositive power over 807,000 shares.

 (5) August DeAngelo is the father of Raymond A. DeAngelo.

                                     (Footnotes continued on the following page)

(Footnotes continued from the preceding page)

 (6) The mailing address of such stockholder is in the care of R.A.D. & Associates, 4721 East Copa De Oro Drive, Anaheim, California 92807.

 (7) Includes 583,333 Stock Option Shares.

 (8) For the period from January 6, 1995 through January 6, 1997, Mr. Raymond DeAngelo has agreed pursuant to a Settlement and Release Agreement (see "Compensation of Executive Officers -- Employment Contracts and Termination of Employment and Change of Control Arrangements" herein) to vote all shares held of record or beneficially for nominees to the Board of Directors of the Company in the same proportion as the votes cast for the election of the members of the Board by the holders of Common Stock.

 (9) All Stock Option Shares.

(10) Includes (a) 344,467 shares held by the August DeAngelo Family Revocable Trust, August DeAngelo and Frances DeAngelo, Trustees and (b) 50,666 Stock Option Shares. Mr. DeAngelo has shared voting and investment power over the 344,467 shares held by the August DeAngelo Family Revocable Trust.

(11) Includes 473,333 Stock Option Shares.

(12) The mailing address of such stockholder is in care of The Clothestime, Inc., 5325 E. Hunter Avenue, Anaheim, California 92807.

(13) Includes 1,017,473 Stock Option Shares. Does not include shares beneficially owned by Raymond A. DeAngelo, who served as an officer and a director of the Company for a portion of Fiscal 1994.

                             ELECTION OF DIRECTORS

                                   PROPOSAL 1

     Under the Company's Certificate of Incorporation (the "Certificate") and Bylaws (the "Bylaws"), which provide for a "classified" Board, one person, George Foos, has been nominated by the Board of Directors for election at the Annual Meeting to serve a three year term expiring at the annual meeting in 1998 and until his successor is elected and qualified. A plurality of the votes cast at the Annual Meeting is required for election of the nominee.

     There are currently six directors, two Class I directors (Messrs. A. DeAngelo and Foos), whose term expires at the Annual Meeting; two Class II directors (Messrs. Abramson and Epstein), whose term expires at the 1996 annual meeting of stockholders; and two Class III directors (Messrs. Ortega and Sejpal), whose term expires at the 1997 annual meeting of stockholders. Recently, acting pursuant to the Certificate and the Bylaws, the Board of Directors reduced the number of directors to five and the number of Class I Directors (the class to be elected at the Annual Meeting) to one, effective immediately prior to the election of directors at the Annual Meeting. Pursuant to the Bylaws, no such decrease in the number of directors shall shorten the full term of an incumbent director; accordingly, each of the two current Class I Directors shall continue to fulfill his term of office which expires at the Annual Meeting.

     Mr. Foos presently serves as a Class I director and has served continuously as a director of the Company since the date indicated in his biography below. In the event the nominee is unable to or declines to serve as a director at the time of the Annual Meeting (which is not anticipated), the persons named in the proxy will vote for the election of such person or persons as may be designated by the Board of Directors. UNLESS OTHERWISE DIRECTED IN THE ACCOMPANYING PROXY, THE PERSONS NAMED THEREIN WILL VOTE FOR THE ELECTION OF THE DIRECTOR NOMINEE LISTED BELOW.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF GEORGE FOOS AS A CLASS I DIRECTOR.

INFORMATION WITH RESPECT TO THE CLASS I DIRECTOR NOMINEE

     The following table sets forth information regarding the nominee, including age on the date of the Annual Meeting, present position with the Company, period served as a director and other business experience during the past five years.

                                DIRECTOR               PRINCIPAL OCCUPATION AND OTHER
        NAME            AGE      SINCE                 INFORMATION CONCERNING NOMINEE
- --------------------    ----    --------     ---------------------------------------------------
George Foos              74       1987       Mr. Foos has been Chairman and President of George
                                             Foos & Associates, a management consulting firm,
                                             since April 1983. Mr. Foos also serves as Chairman
                                             of the Board of Great Western Value Centers, a real
                                             estate development company. He has served in that
                                             position since 1984. Mr. Foos served as Chairman of
                                             the Board of Metropolitan Real Estate Group, a real
                                             estate development company, from 1984 to 1990, and
                                             a consultant and a director of Alcott and Andrews,
                                             a chain of retail clothing stores serving upscale
                                             career women from 1983 to 1989. From 1976 to 1983,
                                             Mr. Foos was Chairman of the Board and Chief
                                             Executive Officer of Emporium Capwell, San
                                             Francisco, California, a chain of department
                                             stores.

INFORMATION WITH RESPECT TO DIRECTORS WHOSE TERMS CONTINUE

     The following table sets forth similar information regarding the members of the Board of Directors who are designated either Class II or Class III Directors and are continuing in office as Directors of the Company.

                                DIRECTOR               PRINCIPAL OCCUPATION AND OTHER
        NAME            AGE      SINCE                INFORMATION CONCERNING INCUMBENT
- --------------------    ----    --------     ---------------------------------------------------

Class II Directors -- Term Expiring at the 1996 Annual Meeting

Norman Abramson          55       1986       Mr. Abramson has been the President and Chief
                                             Operating Officer of the Company since February
                                             1987. In addition, Mr. Abramson serves as a
                                             director and President, Chief Operating Officer and
                                             Secretary of both MRJ Industries, Inc., a
                                             distribution, purchasing and management services
                                             subsidiary of the Company ("MRJ"), and Clothestime
                                             Stores, Inc., the subsidiary of the Company which
                                             conducts its retail operations ("Stores"),
                                             positions he has held since December 1993. Mr.
                                             Abramson also served as Executive Vice President
                                             and Chief Operating Officer of the Company from
                                             April 1986 to February 1987 and Secretary of the
                                             Company from March 1991 to April 1995.

Herman D. Epstein        67       1992       Mr. Epstein has been the Chairman of the Board of
                                             HDE Associates, a realty investment company, since
                                             September 1988. In addition, Mr. Epstein serves as
                                             a consultant to Elite, Inc., a private
                                             transportation firm, a position which he has held
                                             since October 1988. Mr. Epstein served as Vice
                                             Chairman, Director and Chief Merchandising
                                             Executive of Lerner Stores, Inc. from October 1983
                                             to November 1986 and as a consultant with Lerner
                                             Stores, Inc. from December 1986 to January 1988.
                                             From July 1988 to December 1992, Mr. Epstein served
                                             as a consultant to the Company.

                                DIRECTOR               PRINCIPAL OCCUPATION AND OTHER
        NAME            AGE      SINCE                INFORMATION CONCERNING INCUMBENT
- --------------------    ----    --------     ---------------------------------------------------

Class III Directors -- Term Expiring at the 1997 Annual Meeting

John Ortega II           46       1978       Mr. Ortega, one of the founders of the Company, has
                                             been Chairman of the Board of Directors, a director
                                             and an executive officer position, since September
                                             1990. In addition, Mr. Ortega serves as a director
                                             and Chairman of the Board, a director and officer
                                             position, of MRJ, and as a director and Chairman of
                                             the Board and Chief Executive Officer of Stores,
                                             positions he has held since December 1993. In
                                             addition, on January 7, 1995, Mr. Ortega was
                                             elected Chief Executive Officer of the Company and
                                             MRJ. Mr. Ortega was Vice Chairman of the Board of
                                             the Company, a director and an executive officer
                                             position, from September 1982 to September 1990 and
                                             Vice President and Chief Financial Officer of the
                                             Company from its inception to September 1982.

David A. Sejpal          37       1995       Mr. Sejpal has served as a Vice President of the
                                             Company since June 1991, and its Chief Financial
                                             Officer since December 1990, its Treasurer since
                                             May 1991 and its Secretary since April 1995. In
                                             addition, Mr. Sejpal serves as Vice President,
                                             Chief Financial Officer, Treasurer and Assistant
                                             Secretary of MRJ, positions he has held since
                                             December 1993. Mr. Sejpal served as Corporate
                                             Controller of the Company from September 1988 to
                                             December 1990 and Director of Finance from December
                                             1986 to September 1988.

                    INFORMATION ABOUT THE BOARD OF DIRECTORS
                          AND COMMITTEES OF THE BOARD

MEETINGS OF THE BOARD AND ITS COMMITTEES

     The Board of Directors manages the business of the Company. It establishes overall policies and standards for the Company and reviews the performance of management. The Board has established several committees whose functions are briefly described below. The directors are kept informed of the Company's operations at meetings of the Board and its committees through reports and analyses and discussions with management.

     The Board of Directors meets on a regular basis and during the fiscal year ended January 28, 1995 (the "Fiscal Year" or "Fiscal 1994") met on seven occasions.

     Executive Committee. The Executive Committee has all the power and authority of the Board of Directors with respect to the day-to-day management of the business, as well as the authority to handle the third-party financing needs of the Company, to open and close new stores (including entering into leasehold commitments), to consummate certain acquisitions and to review and approve all compensation policies, plans and arrangements for all non-officer personnel (except to the extent of determining bonus compensation of certain non-officer employees who are eligible to participate in the annual incentive bonus plan which is administered by the Compensation Committee). The members of the Executive Committee are Norman Abramson and John Ortega II (Chairman). During the Fiscal Year, the Executive Committee met informally on a regular basis and formally took action by Unanimous Written Consent.

     Audit Committee. The principal duties of the Audit Committee are to nominate the firm of independent public accountants as auditors of the books, records and accounts of the Company; to meet with the independent accountants to review and approve the scope of their audit engagement and the fees related to such work; to meet with the Company's financial management and independent accountants to review matters relating to internal accounting controls, the Company's accounting practices and procedures and other matters relating to the financial condition of the Company and its subsidiaries; and to report to the Board periodically any recommendations the Audit Committee may have with respect to such matters. The members of the Audit Committee are Norman Abramson, Herman
D. Epstein and George Foos (Chairman). During the Fiscal Year, the Audit Committee held two meetings.

     Compensation Committee. The Compensation Committee is comprised of all non-employee directors, each of whom has never been an officer or employee of the Company. The members of the Compensation Committee are Herman D. Epstein (Chairman) and George Foos. The principal functions of the Compensation Committee are to evaluate the performance of the Company's officers, including the members of the Executive Committee, and to approve the Company's compensation plans and arrangements relating to such persons, including, but not limited to, approval of loans to, or guaranteeing the obligations of, such officers. The Compensation Committee also administers and makes compensation determinations under (i) all of the Company's stock option plans and (ii) the Company's annual incentive bonus plan. In addition, it had the authority to determine the Company's contribution under the Company's Supplemental Executive Retirement Plan during such time in Fiscal 1994 in which such Supplemental Executive Retirement Plan was in effect and has authority to determine the Company's contribution under the Company's Associates Savings and Investment Plan. The Compensation Committee met three times during the Fiscal Year.

     Corporate Expansion Committee. The principal duties of this Committee are to represent the interests of the Company in connection with real estate-related transactions between the Company and certain partnerships comprised of certain current and former executive officers and directors of the Company. The members of this Committee, each a non-employee director, are Herman D. Epstein and George Foos (Chairman). The Corporate Expansion Committee met one time during the Fiscal Year.

     Each director attended at least 75% of the aggregate of (i) the total number of meetings of the Board of Directors held during the Fiscal Year and
(ii) the total number of meetings held by all committees of the Board on which he served during the Fiscal Year.

COMPENSATION OF DIRECTORS

     Directors who are also employees of the Company are not paid any fees or remuneration, as such, for service on the Board or on any Board Committee.

     Cash Compensation. In Fiscal 1994, each non-employee director received a monthly retainer of $1,500, $1,500 for each Board meeting that he attended and $750 for each telephonic Board meeting in which he participated. In addition, each non-employee director received $1,000 for each committee meeting that he attended as a member, $2,000 for each committee meeting that he attended and chaired and $750 for each telephonic committee meeting in which he participated.

     Non-Employee Directors Nonqualified Stock Option Plan. Each non-employee director is eligible to receive stock options under the Company's Nonqualified Stock Option Plan for Non-Employee Directors (the "Plan"), a non-discretionary formula stock option plan. Each director who is a non-employee director who holds office immediately after the Company's annual meeting of stockholders receives an option to purchase 10,000 shares of Common Stock, subject to the limitation that the aggregate number of shares of Common Stock for which options may be granted to any non-employee director under the Plan shall not exceed an amount which when added to all prior option grants (whether or not exercised) relating to the Common Stock granted to such non-employee director during the lifetime of his service to the Company (whether under the Plan or under another Company employee benefit plan) equals 60,000 shares. The price per share at which an option may be exercised is the fair market value per share on the date the option is granted and each option granted shall vest pro rata over a three-year period. Upon the occurrence of any event or series of events in connection with a tender offer, merger, consolidation, sale, reorganization, dissolution or other event or series of events which, in the opinion of the Board of Directors, will or is likely to, if carried out, result in a change of control of the Company or if during a period of two consecutive years, individuals who at the beginning of such period constituted the directors of the Company cease for any reason to constitute a majority thereof (subject to certain exceptions set forth in the Plan), the options shall, notwithstanding the three-year vesting period, become immediately exercisable in full.

     Deferred Compensation Plan. On September 29, 1994, the Board terminated the Non-Employee Director Deferred Compensation Plan and the Non-Employee Director Supplemental Plan and distributed the vested amounts in the participants' accounts to each respective participant in such Plans.

CERTAIN LITIGATION

     On February 16, 1990, two stockholders of the Company filed a class action lawsuit in the United States District Court for the Central District of California against the Company and certain of its present and former directors and executive officers, including August DeAngelo, Raymond A. DeAngelo, John Ortega II and Norman Abramson (the "Class Action"). The amended complaint purports to state claims for violations of certain federal securities laws and certain common law claims and seeks damages in an unspecified amount based on allegations that between April 17, 1989 and February 1, 1990 the defendants caused to be issued materially false or misleading information and failed to disclose material information about the Company's finances and business in an effort to artificially inflate the market price of the Common Stock. All defendants have answered the amended complaint, denying all material allegations thereof.

     On November 21, 1990, two different stockholders of the Company filed a purported class action and stockholder derivative lawsuit in the United States District Court for the Central District of California against the Company, as a nominal defendant, and certain of its present and former directors and executive officers, including August DeAngelo, Raymond A. DeAngelo, John Ortega II, Norman Abramson, George Foos and Jeffrey R. Dake (the "Derivative Action"). The amended complaint purports to state only derivative claims for breach of fiduciary duty and waste of corporate assets and seeks, among other things, damages in an unspecified amount based on allegations that between approximately April 17, 1989 and February 1, 1990 the defendants caused to be issued materially false or misleading information and failed to disclose material information about the Company's finances and business in an effort to artificially inflate the market price of the Common Stock and engaged in a course of self-dealing and other conduct for defendants' personal profit. All defendants have answered the amended complaint, denying the material allegations thereof.

     On or about February 24, 1995, the parties to the Class Action and the Derivative Action executed a Stipulation of Settlement (the "Settlement") pursuant to which, among other things, the Class Action and the Derivative Action would be dismissed with prejudice, subject to Court approval, in return for payment of $3,660,000 in cash. Of such amount, $3,350,000 will be paid by the insurance company which issued the Directors and Officers Liability Insurance Policy and $310,000 will be paid by the Company. The defendants to the Class Action and the Derivative Action in executing the Settlement did so without admitting any wrongdoing or liability and continue to deny each and all of the claims and contentions alleged in the Class Action and the Derivative Action. On March 8, 1995, the Federal District Court Judge handling the Class Action and the Derivative Action entered an order preliminarily approving the Settlement and providing for Notice of the Settlement to the plaintiffs in such actions.

     Although the Company cannot predict the likely outcome of these pending lawsuits at this time, management intends to vigorously defend each case and believes that their final outcome will not have a material adverse effect on the Company's consolidated financial condition or results of operations.

                       COMPENSATION OF EXECUTIVE OFFICERS

     The following table discloses compensation received for the three fiscal years ended January 30, 1993 ("Fiscal 1992"), January 29, 1994 ("Fiscal 1993") and January 28, 1995 ("Fiscal 1994"), respectively, by each person who served in the capacity of the Company's Chief Executive Officer during Fiscal 1994 and the four most highly-paid executive officers, other than the Chief Executive Officer, who were serving as executive officers at the end of Fiscal 1994.

                           SUMMARY COMPENSATION TABLE

                                                                               LONG TERM
                                                                              COMPENSATION
                                                                              ------------
                                             ANNUAL COMPENSATION(1)              AWARDS
                                     --------------------------------------   ------------
                                                                               SECURITIES
                                                               OTHER ANNUAL    UNDERLYING      ALL OTHER
NAME AND PRINCIPAL                                             COMPENSATION   OPTIONS/SARS    COMPENSATION
    POSITION                YEAR      SALARY($)     BONUS($)       ($)(2)          (#)            ($)(3)
- --------------------------  ----      ---------     --------   -------------   ------------   -------------
Raymond A. DeAngelo         1994      $493,363(5)  $    -0-      $58,480             -0-        $252,094
  Chief Executive           1993       470,962      141,884        7,318         250,000         124,469
     Officer(4)             1992(6)    479,642      185,575        7,317             -0-         124,573

John Ortega II              1994       470,962          -0-       60,482             -0-           2,160
  Chairman of the Board     1993       470,962      241,884        7,542         250,000         124,474
     and Chief Executive    1992(6)    479,642      185,575        7,542             -0-         124,973
     Officer(7)

Norman Abramson             1994       386,826          -0-       11,103             -0-           4,657
  President and Chief       1993       386,826      119,849       10,578         109,000         107,978
  Operating Officer         1992(6)    395,601      156,623       10,578             -0-         107,978

Barry Grosser               1994       240,915          -0-          -0-             -0-             -0-
  Vice President --         1993       234,923       23,500          -0-          29,000          14,363
  Store Operations          1992(6)    226,730       65,070          -0-             -0-           8,157

David A. Sejpal             1994       227,076          -0-       32,418         100,000           1,203
  Vice President --         1993       184,923       68,442        4,219         142,000          50,546
  Chief Financial Officer   1992(6)    174,700       89,108        4,219             -0-          47,546

Jeffrey R. Dake             1994       194,966          -0-       34,316             -0-             319
  Vice President --         1993       187,822       18,509       31,285          55,000          28,643
  Real Estate               1992(6)    185,301       60,000        8,433             -0-          26,997

- ---------------

(1) Portions of annual compensation for Fiscal 1993 and Fiscal 1992 were deferred under the Company's non-qualified deferred compensation plan which was terminated in Fiscal 1994.

(2) The amounts disclosed in this column include:

     (a) With respect to Mr. DeAngelo, the Fiscal 1994 amount reflects tax gross-up payments relating to term and universal life insurance and long term disability insurance in the amount of $7,360 and payments relating to perquisites in the amount of $51,120. The amount attributable to perquisites includes a non-accountable automobile allowance in the amount of $28,269 and premiums for supplemental executive health insurance in the amount of $14,472; the remaining perquisites and the related amounts do not meet the disclosure threshold established by the SEC. The Fiscal 1993 and 1992 amounts reflect tax gross-up payments relating to term and universal life insurance and long term disability insurance; perquisites provided to Mr. DeAngelo in each of Fiscal 1993 and 1992 under various Company programs do not meet the disclosure threshold established by the SEC.

     (b) With respect to Mr. Ortega, the Fiscal 1994 amount reflects tax gross-up payments relating to term and universal life insurance and long term disability insurance in the amount of $7,717 and payments relating to perquisites in the amount of $52,765. The amount attributable to perquisites includes a non-accountable automobile allowance in the amount of $30,000 and premiums for supplemental executive health insurance in the amount of $14,472; the remaining perquisites and the related amounts do not meet the disclosure threshold established by the SEC. The Fiscal 1993 and 1992 amounts reflect tax gross-up payments relating to term and universal life insurance and long term disability insurance; perquisites provided to Mr. Ortega in each of Fiscal 1993 and 1992 under various Company programs do not meet the disclosure threshold established by the SEC.

     (c) With respect to Mr. Abramson, the Fiscal 1994, 1993 and 1992 amounts reflect tax gross-up payments relating to term and universal life insurance and long term disability insurance. Perquisites provided to Mr. Abramson in each of Fiscal 1994, 1993 and 1992 under various Company programs do not meet the disclosure threshold established by the SEC.

     (d) Perquisites provided to Mr. Grosser in each of Fiscal 1994, 1993 and 1992 under various Company programs do not meet the disclosure threshold established by the SEC.

     (e) With respect to Mr. Sejpal, the Fiscal 1994 amount reflects tax gross-up payments relating to term and universal life insurance and long term disability insurance in the amount of $4,475 and payments relating to perquisites in the amount of $27,943. The amount attributable to perquisites includes a non-accountable automobile allowance in the amount of $8,400 and premiums for supplemental executive health insurance in the amount of $14,472; the remaining perquisites and the related amounts do not meet the disclosure threshold established by the SEC. The Fiscal 1993 and 1992 amounts reflect tax gross-up payments relating to term and universal life insurance and long term disability insurance; perquisites provided to Mr. Sejpal in each of Fiscal 1993 and 1992 under various Company programs do not meet the disclosure threshold established by the SEC.

     (f) With respect to Mr. Dake, the Fiscal 1994 and 1993 amounts reflect tax gross-up payments relating to term and universal life insurance, long term disability insurance and the lease of an apartment for Mr. Dake in the amounts of $7,818 and $7,583, respectively, and payments relating to perquisites in the amounts of $26,498 and $23,702, respectively. The amounts attributable to perquisites include a non-accountable automobile allowance in the amount of $8,400 for each of Fiscal 1994 and 1993, and rent payments for the lease of an apartment for Mr. Dake in the amount of $7,740 for each of Fiscal 1994 and 1993; the remaining perquisites and the related amounts do not meet the disclosure threshold established by the SEC. The Fiscal 1992 amount reflects tax gross-up payments relating to universal life insurance, long term disability insurance and the lease of an apartment for Mr. Dake; perquisites provided to Mr. Dake in Fiscal 1992 under various Company programs do not meet the disclosure threshold established by the SEC.

(3) The Fiscal 1994 amounts disclosed in this column include:

     (a) Severance payment by the Company in Fiscal 1994 of $250,000 to Mr. Raymond A. DeAngelo pursuant to a Settlement and Release Agreement (see "Compensation of Executive Officers -- Employment Contracts and Termination of Employment and Change of Control Arrangements" herein).

     (b) Payment by the Company in Fiscal 1994 of premiums for term life insurance on behalf of Messrs. DeAngelo, Ortega, Abramson, Sejpal and Dake in the amounts of (i) $2,094, $2,160, $4,657, $1,203 and $319, respectively.

(4) Mr. DeAngelo resigned his positions as a director, an officer and an employee of the Company and each applicable subsidiary of the Company on January 6, 1995.

(5) Salary amount pro rated through January 6, 1995; amount shown includes 200 hours of vacation pay.

(6) Since Fiscal 1992 consisted of 53 weeks, the amounts disclosed include an additional week of salary.

(7) Mr. Ortega was elected by the Board of Directors on January 7, 1995 to assume the additional officer position of Chief Executive Officer.

STOCK OPTIONS

     During Fiscal 1994, no options were granted to either Raymond A. DeAngelo or John Ortega II, both of whom served as Chief Executive Officer during separate portions of Fiscal 1994. Of the other named executive officers, only David A. Sejpal was granted options during the Fiscal Year. Accordingly, the following table includes the number of options granted to Mr. Sejpal during Fiscal 1994. Also reported are the exercise price, expiration date and the grant date value of the options.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                INDIVIDUAL GRANTS
                          --------------------------------------------------------------
                          NUMBER OF           % OF TOTAL                                     GRANT DATE
                          SECURITIES           OPTIONS/                                        VALUE
                          UNDERLYING             SARS                                        ----------
                           OPTIONS/           GRANTED TO      EXERCISE OR                    GRANT DATE
                             SARS            EMPLOYEES IN     BASE PRICE      EXPIRATION      PRESENT
          NAME            GRANTED(#)         FISCAL YEAR       ($/SH)(1)         DATE        VALUE $(2)
- ------------------------  ----------         ------------     -----------     ----------     ----------
David A. Sejpal             100,000(3)(4)        33.3%          $ 3.625       12/09/2004      $292,300(5)

- ---------------

(1) All options were granted at the market price on the date of grant.

(2) This value was calculated by William M. Mercer Incorporated using the Black-Scholes option pricing model. The actual value, if any, the executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised, so that there is no assurance the value realized by the executive will be at or near the value estimated by the Black-Scholes model. See also footnote 5 below.

(3) Incentive stock options which vest pro rata over a five-year period from the date of grant.

(4) Upon a filing pursuant to any federal or state law in connection with any tender offer for shares of the Company (other than a tender offer by the Company) or upon the signing of any agreement for the merger or consolidation of the Company with another corporation or for the sale of all or substantially all of the assets of the Company or upon adoption of any resolution of reorganization or dissolution of the Company by the stockholders or upon the occurrence of any other event or series of events, which tender offer, merger, consolidation, sale, reorganization, dissolution or other event or series of events, in the opinion of the Board of Directors, will, or is likely to, if carried out result in a change of control of the Company or if during a period of two consecutive years, individuals who at the beginning of such period constituted the directors of the Company cease for any reason to constitute a majority thereof (subject to certain exceptions set forth in the Plan), the options shall, notwithstanding the installment provisions, become immediately exercisable in full.

(5) The estimated values under the Black-Scholes model are based on the following assumptions: (a) a dividend yield equal to 0.0% because the Company had no dividends at the time of grant; (b) the option will not be exercised until the date of expiration; (c) volatility expressed as standard deviation of the stock price calculated over 180 days prior to the date of grant as set forth below; (d) a risk-free rate of return equal to the rate for a Treasury Bond having the same term as the option grant as set forth below; and (e) no discount for vesting restrictions on the option grant.

                                                      RISK-FREE RATE
EXERCISE PRICE     EXPIRATION DATE     VOLATILITY       OF RETURN
- --------------     ---------------     ----------     --------------
    $3.625            12/09/2004          0.660            7.790%

     The following table includes the number of shares acquired by the named executive officers upon exercise of stock options and the aggregate dollar value realized upon such exercise during Fiscal 1994 and the number of shares covered by both exercisable and unexercisable stock options as of January 28, 1995 for the named executive officers. Also reported are the values for "in-the-money" options which represent the positive spread between the exercise price of any existing stock options and the year-end price of the Common Stock.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                          AND FY-END OPTION/SAR VALUES

                                                             NUMBER OF SECURITIES
                                                            UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                               NUMBER OF                        OPTIONS/SARS AT          IN-THE-MONEY OPTIONS/SARS
                                SHARES                             FY-END(#)                AT FY-END($)(1)(2)
                              ACQUIRED ON      VALUE      ---------------------------   ---------------------------
            NAME               EXERCISE     REALIZED($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
- ----------------------------  -----------   -----------   -----------   -------------   -----------   -------------
Raymond A. DeAngelo.........        -0-       $   -0-       583,333            -0-       $  18,333       $   -0-
John Ortega II..............        -0-           -0-       403,333        180,000          18,333           -0-
Norman Abramson.............        -0-           -0-       200,142        127,270         166,070        55,357
Barry Grosser...............        -0-           -0-        29,800         39,200             -0-           -0-
David A. Sejpal.............        -0-           -0-        92,400        229,600          72,000        30,500
Jeffrey R. Dake.............     15,300        36,338        48,100         57,100          11,475        11,475

- ---------------

(1) Represents the difference between the closing price of the Common Stock on Friday, January 27, 1995 (the last stock trading day of the Fiscal Year) and the exercise price of the options.

(2) Excludes the value of all unexercised options for which the fair market value of the Common Stock on January 27, 1995 was less than the exercise price of the options.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE OF CONTROL ARRANGEMENTS

     Pursuant to an employment agreement entered into on April 13, 1994 (the "Agreement"), Norman Abramson, President, Chief Operating Officer and a director, is (i) entitled to an initial base salary of $386,826 per year, based on a 52 week year, which is subject to review and upward adjustment as determined annually by the Compensation Committee of the Board of Directors;
(ii) eligible to participate in any of the Company's cash bonus plans, 401(k) Plan and such other similar plans as may be adopted by the Company; (iii) eligible at the end of each year for payment of a discretionary performance bonus; (iv) eligible to participate in all of the Company's long term incentive compensation plans; (v) entitled to an automobile allowance of at least $8,400 per year; (vi) eligible to participate in, and be covered by, all other employee benefits generally provided to a member of the Executive Committee of the Company, and (vii) entitled to reimbursement for all expenses incurred in relation to the business of the Company. The initial term of the Agreement expires May 30, 1995; however, on such date and on the 30th day of May of each year thereafter (unless the Agreement is previously terminated), the term of the Agreement shall be automatically extended for an additional period of one year unless either party shall provide the other with at least thirty days written notice prior to such May 30th of the party's intent to terminate the Agreement. Notwithstanding the foregoing, the Agreement (i) may be terminated by the Company at any time upon written notice for cause (i.e., misappropriation of the Company's assets resulting in a material loss to the Company); (ii) shall automatically terminate upon Mr. Abramson's death; and (iii) may be terminated by Mr. Abramson upon sixty days prior written notice. In addition, Mr. Abramson's term of employment may be terminated without cause upon thirty days prior written notice by the Company. In the event the Company shall give written notice of its intent not to extend the term of the Agreement for an additional term of one year, or otherwise gives notice of termination without cause, Mr. Abramson shall receive his full salary for the month in which he is terminated and thereafter shall be entitled to receive for a period of twelve months his full base salary and the health, life, disability, insurance benefits and other employee benefits described above ("Termination Benefits"). During such twelve month continuation period, Mr. Abramson will provide advisory services from time to time to the Chairman of the Board and the Chief Executive Officer of the Company as reasonably requested by such individuals and acceptable in timing and scope to Mr. Abramson. If Mr. Abramson accepts employment from any other party during the twelve month continuation period, the cash salary and Termination Benefits will immediately terminate on the date on which such new employment commences and Mr. Abramson will receive a lump sum severance payment equal to 80% of the balance of the continued salary then payable to him.

     If either the Company elects to terminate Mr. Abramson without cause within 90 days before or one year after a Change in Control (as hereinafter defined) or Mr. Abramson elects to resign with good reason (as defined in the Agreement) within one year after a Change in Control, the Company shall (i) pay Mr. Abramson an aggregate amount equal to twelve months of his base salary then in effect and any bonus amount earned pursuant to the Company's annual incentive bonus plan which would otherwise be paid during the twelve month period commencing on the day of the termination or resignation in connection with the Change in Control, and (ii) provide Mr. Abramson all Termination Benefits. In addition, with respect to all options or awards granted to Mr. Abramson under the Company's stock based compensation plans, upon a Change of Control, the date of exercisability of each outstanding option and the date on which all vesting or performance restrictions lapse on any stock award shall be immediately accelerated. As used in the Agreement, subject to certain exceptions, the term "Change of Control" means: (i) a merger, consolidation or reorganization of the Company into or with another corporation or other legal person and as a result of such merger, consolidation or reorganization less than a majority of the combined voting power of the then outstanding securities of such corporation or person immediately after such transaction are held directly or indirectly in the aggregate by the holders of Voting Stock (as defined below) of the Company immediately prior to such transaction; (ii) the Company sells all or substantially all of its assets to any other corporation or other legal person, less than a majority of the combined voting power of the then outstanding voting securities of which are held directly or indirectly in the aggregate by the holders of Voting Stock of the Company immediately prior to such sale; (iii) there is a report filed on Schedule 13D or Schedule 14D-1, each as promulgated pursuant to the Securities Exchange Act of 1934 (the "Exchange Act"), disclosing that any person has become the beneficial owner of securities representing 20% or more of the combined voting power of the then outstanding securities of the Company entitled to vote generally in the election of directors of the Company ("Voting Stock"); (iv) the Company files a report or proxy statement with the Securities and Exchange Commission pursuant to the Exchange Act disclosing in, or in response to, Form 8-K or Schedule 14A that a change in control of the Company has or may have occurred or will or may occur in the future pursuant to any then existing contract or transaction; (v) if during any period of two consecutive years, individuals who at the beginning of any such period constitute the directors of the Company cease for any reason to constitute at least a majority thereof unless the election, or the nomination for election by the Company's stockholders, of each director of the Company first elected during such period was approved by a vote of at least two-thirds of the directors of the Company then still in office who were directors of the Company at the beginning of any such period. The Agreement also contains certain non-compete and protection of proprietary information provisions.

     Pursuant to an employment agreement entered into on June 28, 1991, Barry Grosser, Vice President-Store Operations, was (i) entitled to an initial annual base salary of $210,000, (ii) eligible to participate in the Company's bonus plan for Fiscal 1992, and (iii) entitled to an allowance not to exceed $35,000 for relocation expenses. In addition, pursuant to such employment agreement, Mr. Grosser received 40,000 options to purchase shares of Common Stock. Mr. Grosser also is entitled to (i) medical, life and long term disability insurance benefits commensurate with officers with less than five years employment with the Company and (ii) a severance payment (except for termination for cause), initially (at July 17, 1992) equal to three months of prorated base salary, which will increase by one month's prorated base salary (to a maximum of six months' prorated base salary) for each year of service after July 17, 1992.

     Pursuant to a Severance Agreement dated as of October 10, 1994, David A. Sejpal, Vice President-Chief Financial Officer, Treasurer and Secretary, is entitled to a severance payment if terminated without cause equal to eight months of prorated base salary. Such severance amount shall increase by one additional month of prorated base salary (to a maximum of twelve months' prorated base salary) for each full twelve-month period of service after October 10, 1994. Notwithstanding the foregoing, the Agreement (i) may be terminated by the Company at any time upon written notice for cause; (ii) shall automatically terminate upon

Mr. Sejpal's death; and (iii) shall be terminated if Mr. Sejpal elects to terminate his employment with the Company. However, if Mr. Sejpal elects to terminate his employment with good reason (as defined in the Agreement) within one year after a Change in Control (as defined above), the Company shall pay an amount equal to the above severance benefit to Mr. Sejpal. The Agreement also contains certain non-compete and protection of proprietary information provisions.

     On January 6, 1995, Raymond A. DeAngelo resigned as an officer, director and employee of the Company and each applicable subsidiary of the Company, and pursuant to a Consulting Agreement dated as of the same date agreed to serve as a Consultant to the Company and MRJ until January 6, 1997. As a Consultant, Mr. DeAngelo must provide a monthly written report discussing, among other things, trends with respect to retail stores which are competitive with the Company; in addition, Mr. DeAngelo will render such other services as the Company or MRJ may assign from time to time, which services shall be consistent with those rendered by Mr. DeAngelo in his position prior to termination of employment. In consideration for the performance of such consulting services, Mr. DeAngelo is entitled to $1,000,000 payable in twenty-four equal monthly installments. Such payments shall not be made in the event of Mr. DeAngelo's death or disability. The Agreement also contains certain non-compete and protection of confidential information provisions.

     Pursuant to a Settlement and Release Agreement dated as of January 6, 1995, in consideration for the mutual release by the Company and Raymond A. DeAngelo of all claims and demands either party had or may have had based on acts or events occurring on or before the date of the Agreement, Raymond A. DeAngelo received $250,000 in cash. The Company also agreed to (i) pay premiums on a $1,000,000 life insurance policy for a two-year period; (ii) pay premiums on a long-term disability insurance policy for a two-year period; (iii) accelerate the vesting of 180,000 options to purchase shares of the Company's common stock previously granted to Mr. DeAngelo; (iv) extend the post-termination exercise period to five years following termination with respect to 250,000 options to purchase shares of the Company's common stock previously granted to Mr. DeAngelo; (v) reimburse Mr. DeAngelo for premiums paid by him if he elects to participate in any of the Company's group health insurance plans pursuant to COBRA for a period of eighteen months; (vi) pay Mr. DeAngelo $3,000 per year for a two-year period for the purchase of additional health insurance benefits; and
(vii) pay Mr. DeAngelo up to $5,000 for legal expenses incurred in connection with the Agreement. The Agreement also contains certain provisions relating to the voting of Mr. DeAngelo's shares of common stock of the Company and certain provisions relating to confidential information.

     In addition to the agreements with Messrs. Abramson, Grosser, Sejpal and DeAngelo, certain of the Company's plans contain termination or change of control provisions.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

     This Report of the Compensation Committee on Executive Compensation shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

     The Compensation Committee determines the compensation of all executive officers of the Company, including Raymond A. DeAngelo, the Company's Chief Executive Officer through January 6, 1995 and John Ortega II, the Company's Chief Executive Officer from January 7, 1995. All of the members of the Compensation Committee are non-employee directors of the Company.

  COMPENSATION PHILOSOPHY AND OVERALL OBJECTIVES OF THE EXECUTIVE COMPENSATION PROGRAM

     For the fiscal year ended January 28, 1995 ("Fiscal 1994") compensation decisions for all executive officers of the Company were based upon three (3) primary themes: (i) offer base compensation sufficient to attract and retain high quality management talent; (ii) provide variable compensation components (including short and long-term incentive awards) which are linked with the performance of the Company and that align executive remuneration with the interests of the stockholders; and (iii) provide a compensation package which is competitive with or exceeds that of a peer group selected by the Company.

     The Compensation Committee views this process to be evolutionary. Recognizing that this is a complex area and that there is no perfect program that meets the needs of every company, change should be expected from time to time as the Compensation Committee evaluates performance in a changing economic and regulatory environment against the backdrop of the Company's evolution as a nation-wide and international retail chain of women's apparel stores.

     In general, the Company's policy is to utilize, whenever appropriate, legally available tax deductions. However, there are circumstances where other Company policies are considered beneficial to the long-term interest of the Company and the stockholders, regardless of whether the implementation of those policies results in tax deductible expenses to the Company. In Fiscal 1994, since no executive officer of the Company was expected to earn compensation of $1,000,000 or more (as calculated under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code") and the related regulations), with the exception noted below, the Company did not take steps to comply with the $1,000,000 annual compensation limitation set forth in Section 162(m) of the Code relating to compensation paid or to be paid in Fiscal 1994. In Fiscal 1994, the Company's stockholders at the 1994 annual meeting of stockholders, among other things, adopted and approved a proposal to amend the Company's 1991 Stock Option Plan (the "1991 Plan") to have stock options granted pursuant to the 1991 Plan qualify for federal tax deductibility under Section 162(m) of the Code. In the fiscal year ending January 27, 1996 ("Fiscal 1995"), since no executive officer of the Company is expected to earn compensation of $1,000,000 or more (as calculated under Section 162(m) of the Code), the Company has not taken steps to comply with the $1,000,000 annual compensation limitation relating to compensation paid or to be paid in Fiscal 1995.

  COMPENSATION PROGRAM COMPONENTS

     In Fiscal 1994, the components of the Company's executive compensation program consisted of (i) base salary, (ii) the opportunity to earn a year-end bonus determined under the Company's annual incentive bonus program, (iii) awards under the Company's discretionary stock option plans and (iv) discretionary Company contributions under The Clothestime, Inc. Associates Savings and Investment Plan (the "401(k) Plan").

     The Compensation Committee was provided in Fiscal 1994 with compensation data from an outside professional compensation consultant as well as from the Company's Executive Committee and Chief Financial Officer. In particular, for Fiscal 1994, the outside compensation consultant provided compensation data for certain executive officers (similarly titled to the Company's executive officers) of nine publicly-traded companies in the women's apparel business (the "peer group companies"). The peer group companies were selected by the Company with the assistance of the compensation consultant. The Company attempted to include similarly sized organizations as well as both larger and smaller companies whose median revenues, as a group, approximated those of the Company. The companies in the compensation peer group are identical to those included in the comparison peer group noted in the five-year performance table referenced in this Proxy Statement.

     In its analysis of peer group data, the Committee believes that the Company's executive management structure in Fiscal 1994 concentrated responsibilities among fewer executive officers in the aggregate than the peer group companies. In particular, in view of the division of responsibilities among members of the Executive Committee, for purposes of comparing the compensation of the members of the Executive Committee (comprised of the Chief Executive Officer, the Chairman of the Board and the President, the Company's top three most highly compensated officers), the Compensation Committee viewed the aggregate average peer group compensation data for the top three executive officers of peer group companies and allocated such compensation among the members of the Executive Committee. The Chief Executive Officer (Mr. Raymond A. DeAngelo) and Chairman of the Board (John Ortega II, who assumed the position of Chief Executive Officer on January 7, 1995) were treated in a virtual identical manner for compensation purposes.

     Base Salary. As was the case in Fiscal 1992 and Fiscal 1993, the Compensation Committee decided not to increase base salaries in Fiscal 1994 for the Chief Executive Officer and the two other members of the Executive Committee. The difference in base salaries reflected in the Summary Compensation Table for members of the Executive Committee in Fiscal 1992 as compared to Fiscal 1993 is due to the fact that Fiscal 1992 consisted of 53 weeks while Fiscal 1993 had 52 weeks. In Fiscal 1992, base salaries were adjusted to include the additional week. For the other executive officers of the Company, their base salaries were increased based upon individual performance evaluations for Fiscal 1993 and expected contributions in Fiscal 1994.

     Incentive Bonus Plan. Recognizing that management's contribution to stockholder returns comes from maximizing earnings and the quality of those earnings, the Company retained in Fiscal 1994 its annual incentive bonus plan. The Company established the incentive tiered structure of the bonus program by applying a sliding scale percentage to the Company's net income in excess of certain amounts, a change from prior incentive plans which determined bonus amounts based upon achieving pretax profit amounts in excess of certain amounts. Assuming certain threshold net income levels were met, the aggregate amount available under the bonus program for Fiscal 1994 would be $2,500,000 which would be allocated among five groups. Participants in each group were eligible to be awarded bonuses by applying the applicable sliding scale percentage to their base salaries (grossed-up for certain benefits). The incentive bonus plan was designed to provide the members of the Executive Committee with the largest bonus if certain net income earning levels were achieved. This feature of the plan is consistent with the decision not to raise base salaries for members of the Executive Committee in Fiscal 1992, 1993 and 1994 and to continue to focus more upon cash incentive compensation which is linked to improvement in corporate performance and increases in stockholder value. As noted above, the Chief Executive Officer and the Chairman of the Board were treated identically in Fiscal 1994 with respect to the incentive bonus plan. The Plan was designed to give the Chief Executive Officer and the Chairman of the Board an identical opportunity to attain the highest bonus amount (namely, a bonus amount equal to 100% of their base salary grossed-up for certain benefits) if certain pretax profit amounts were achieved.

     Another feature of the Fiscal 1994 incentive bonus plan, retained from the Fiscal 1993 plan, provided that those officers (other than members of the Executive Committee) and senior managers who are evaluated by, and meet all of their goals under, the Company's Management-By-Objective Program (the "MBO Program") can double their bonuses. The MBO Program has been implemented by the Executive Committee and complements the performance goals in the incentive bonus plan. The Executive Committee assigns well-defined individual objectives, depending on the respective position, to approximately 30 executive officers and senior managers whose performance is then reviewed by the Executive Committee after fiscal year end. The members of the Executive Committee do not participate in the MBO Program.

     Due to the Company's net loss for Fiscal 1994, no participant in the Incentive Plan, including both persons who held the title Chief Executive Officer, was awarded a bonus.

     Stock Options. In Fiscal 1994, the Committee awarded stock options only to one of the Company's executive officers, the Vice President-Chief Financial Officer (100,000 options). The Committee cited the fact that the Chief Financial Officer's aggregate average annualized value of long-term incentives was below that of the peer group and also recognized the increased level of responsibilities that he assumed during Fiscal 1994. In granting such options, the Committee recognized that this portion of executive compensation generates value only if and when the stockholders similarly benefit.

     The Executive Retirement Plan. On September 29, 1994, the Board of Directors, with the concurrence of the Compensation Committee, terminated (i) the Company's voluntary nonqualified deferred compensation plan (the "Deferred Compensation Plan"), which allowed designated management and highly-compensated employees of the Company the opportunity to defer receipt of a portion of their base salary and/or cash bonus compensation and (ii) the related supplemental executive retirement plan (the "Executive Retirement Plan") which served primarily to enable the Company to provide employer contributions to those participants in the Deferred Compensation Plan. All vested amounts in the participants' accounts were distributed to the respective participants in Fiscal 1994. Such deferred compensation amounts, as well as all related Company contributions, were previously reported as compensation for the prior fiscal years in which such compensation was earned. Under the Executive Retirement Plan, the maximum discretionary Company contribution that could have been awarded was 25% of the participant's compensation. In light of such termination, no discretionary Company contributions were made relating to Fiscal 1994.

     401(k) Plan. In addition to the executive officers, all employees of the Company who are at least 21 years of age and who have completed one continuous year of service are eligible to participate in the 401(k) Plan, a plan which is intended to qualify under Sections 401(a) and 401(k) of the Code. In Fiscal 1994, neither the Chief Executive Officer nor any other executive officer participated in the 401(k) Plan. For Fiscal 1994, the Board approved a Company matching contribution for all participants of up to 2% of the employee's salary.

     The 401(k) Plan is solely designed to be a retirement program. Accordingly, the level of the Company's contribution was related to the Company's financial ability to make a contribution and the competitive compensation packages offered to employees at comparable companies.

                                          THE CLOTHESTIME, INC.
                                          COMPENSATION COMMITTEE

                                          Herman D. Epstein (Chairman)
                                          George Foos

PERFORMANCE GRAPH

     The following graph compares the cumulative total stockholder return on the Common Stock of the Company for the last five fiscal years with the cumulative total return on (i) the Dow Jones Equity Market Index; and (ii) an index of nine
(9) peer companies selected by the Company. The peer group was selected by the Company with the assistance of an outside compensation consultant. The search was limited to publicly-traded companies in the women's apparel business. This peer group index is subject to occasional change as the Company or its competitors change their focus, merge or are acquired, undergo significant changes, or as new competitors emerge.

     The comparisons in this table are required by the Securities and Exchange Commission and, therefore, are not intended to forecast or be indicative of possible future performance of the Company's Common Stock.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*

  MEASUREMENT PERIOD          CTME STOCK    D.J. EQUITY     PEER GROUP
(FISCAL YEAR COVERED)            PRICE      MARKET INDEX      INDEX**
- ---------------------         ----------    -------------   -----------
FY 1989                             100               100           100
FY 1990                              46               106           103
FY 1991                             268               138           183
FY 1992                             300               151           261
FY 1993                             176               169           157
FY 1994                              88               170           122

 * The graph assumes that the value of the investment in the Company's Common Stock and in each index was $100 at January 27, 1990 ("FY 1989") and that all dividends were reinvested. The returns of each component issuer in the peer group has been weighted according to the respective issuer's stock market capitalization at the beginning of each period for which a return is indicated.

** Ann Taylor Stores Corporation; Cache Inc.; Cato Corporation; Charming Shoppes
   Inc.; Dress Barn Inc.; Gantos, Inc.; Merry-Go-Round Enterprises, Inc.; Ross Stores, Inc.; and Stein Mart, Inc.

                    TRANSACTIONS WITH MANAGEMENT AND OTHERS

     In March 1988, the Company entered into a lease (the "Lease") with a partnership (the "Partnership") comprised of Raymond A. DeAngelo, August DeAngelo, John Ortega II and Michael P. DeAngelo (Mr. Raymond A. DeAngelo being a principal stockholder of the Company, Mr. August DeAngelo being a director of the Company and the father of Raymond and Michael DeAngelo, and Mr. Ortega being a principal stockholder, a director and an executive officer of the Company), respecting three parcels of real property which include the five-acre tract on which the Company's headquarters and distribution/warehouse facility (the "Headquarters Building") is located and two unimproved parcels (one of which is adjacent to the aforementioned five-acre parcel). The office and distribution center consists of approximately 27,000 square feet of two-story office space and approximately 82,400 square feet of warehouse space. The Lease term commenced on December 1, 1988 and will expire on November 30, 1998. Rent for the first year was 52 cents per square foot per month (an initial annual rent of $682,956) plus insurance, taxes, maintenance and other incidental costs. In subsequent years, the monthly rental adjusts with the Consumer Price Index ("CPI"); however, the minimum monthly rent must in no event be less than 104% or more than 108% of the minimum rent in effect immediately preceding the adjustment. Pursuant to the Lease, the Company paid the Partnership during the Fiscal Year rent of $855,216.

     In the opinion of management, the terms of the above-described agreement are fair and reasonable and as favorable to the Company as those which could have been obtained from unrelated third parties at the time of their execution.

COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten-percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

     To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required during the fiscal year ended January 28, 1995, its officers, directors and greater than ten percent beneficial owners complied with all Section 16(a) filing requirements.

        RELATIONSHIP OF THE COMPANY WITH INDEPENDENT PUBLIC ACCOUNTANTS

                                   PROPOSAL 2

     The Board of Directors has appointed an Audit Committee, whose members and functions are described above under the caption "Information About the Board of Directors and Committees of the Board." Upon the recommendation of the Audit Committee, the Board of Directors selected the firm of KPMG Peat Marwick LLP ("Peat Marwick"), independent certified public accountants, as auditors for Fiscal 1994 and have selected such firm to act as auditors for Fiscal 1995. Peat Marwick served as the Company's independent auditors for Fiscal 1994, and during the course of Fiscal 1994 also were engaged by the Company to provide certain tax and consulting services. Representatives of the firm are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

     The stockholders are requested to ratify the appointment of the accounting firm of Peat Marwick as the auditors for the Company for Fiscal 1995.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE SELECTION OF PEAT MARWICK AS THE AUDITORS FOR THE COMPANY FOR FISCAL 1995.

                             STOCKHOLDER PROPOSALS

     Stockholders of the Company who intend to submit proposals to the Company's stockholders at the annual meeting of stockholders to be held in 1996 must submit such proposals to the Company no later than January 16, 1996, in order for them to be included in the Company's proxy materials for such meeting. Stockholder proposals should be directed to the attention of the Secretary of the Company at the address of the Company set forth on the first page of this Proxy Statement.

                                 ANNUAL REPORT

     A COPY OF THE ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR, INCLUDING THE FINANCIAL STATEMENTS AND THE FINANCIAL STATEMENT SCHEDULES REQUIRED TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 13A-1 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, MAY BE OBTAINED WITHOUT CHARGE BY WRITING TO THE COMPANY AT THE ADDRESS OF THE COMPANY SET FORTH ON THE FIRST PAGE OF THIS PROXY STATEMENT, ATTENTION: MR. DAVID A. SEJPAL, VICE PRESIDENT-CHIEF FINANCIAL OFFICER AND SECRETARY. COPIES OF EXHIBITS TO THE COMPANY'S ANNUAL REPORT ON FORM 10-K ARE AVAILABLE, BUT A REASONABLE FEE WILL BE CHARGED TO A STOCKHOLDER REQUESTING EXHIBITS.

                                          By Order of the Board of Directors,

                                          /s/ DAVID A. SEJPAL
                                          -----------------------------------
                                          David A. Sejpal
                                          Secretary

Anaheim, California
Dated: May 15, 1995

               PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS OF
                            THE CLOTHESTIME, INC.

              THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF
             DIRECTORS AND MAY BE REVOKED PRIOR TO ITS EXERCISE.

        The undersigned stockholder(s) of The Clothestime, Inc. (the "Company") hereby appoints Mr. John Ortega II, Mr. David A. Sejpal, or either of them, proxies, each with full power of substitution, for and in the name of the undersigned at the Annual Meeting of Stockholders of the Company to be held on June 19, 1995, and at any and all adjournments, to vote all shares of the capital stock of said Company held of record by the undersigned on April 26, 1995, as if the undersigned were present and voting the shares.

        THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED. IN THE ABSENCE OF ANY DIRECTION, THE SHARES WILL BE VOTED FOR PROPOSAL 2, FOR THE NOMINEE NAMED IN PROPOSAL 1 ON THE REVERSE SIDE AND TO VOTE IN ACCORDANCE WITH THEIR DISCRETION ON SUCH OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING.

      (Continued and to be Voted, Signed and Dated on the Reverse Side)


                            THE CLOTHESTIME, INC.
  PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY. / /

[                                                                              ]

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE LISTED PROPOSALS.

1. ELECTION OF DIRECTORS:                        3. The proxies are author-
   Nominee for election to the                      ized to vote in their
   Board of Directors as a                          discretion upon such
   Class I Director:              For  Withheld     other business as may
   George Foos.                   / /     / /       properly come before
                                                    the meeting.
2. Proposal to ratify the
   selection of the accounting                      I PLAN TO ATTEND THE
   firm of KPMG Peat Marwick LLP                    MEETING.  / /
   as the Company's auditors for
   the fiscal year ending         For  Against  Abstain
   January 27, 1996.              / /    / /      / /

                                                    Dated: _______________, 1995

                                                    ____________________________
                                                    (Signature)

                                                    ____________________________
                                                    (Signature, if held jointly)

                                                    (Please date this Proxy and
                                                    sign exactly, as your name
                                                    appears hereon. When
                                                    signing as attorney,
                                                    executor, administrator,
                                                    trustee or guardian, please
                                                    give your full title. If
                                                    there is more than one
                                                    trustee, all should sign.
                                                    All joint owners should
                                                    sign.)